Exhibit 10.44

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made and entered into effective as of July 1, 2007 (“Effective Date”), by and between Dr. John A. Wise (“Consultant”) and Natural Alternatives International, Inc., a Delaware corporation (“Company”). Company and Consultant may be referred to collectively as the “Parties.”

RECITALS

A. Consultant has expertise in all areas of Company’s business and has been employed by Company most recently as Chief Scientific Officer. Consultant has agreed to transition from full time employment to consulting work for Company.

B. This Agreement is intended to replace Consultant and Company’s current Amended and Restated Employment Agreement dated effective January 30, 2004. Consultant, in consideration of terminating his employment with Company and in consideration of replacing the Amended and Restated Employment Agreement dated effective January 30, 2004, with this Agreement, is willing to provide consulting services to Company on the terms and conditions specified in this Agreement.

C. Company is willing to engage Consultant as an independent contractor, and not as an employee, on the terms and conditions specified in this Agreement.

In consideration of and incorporating the foregoing recitals as if fully set forth below and intending to be legally bound, the Parties agree as follows:

AGREEMENT

1. Engagement. Consultant accepts the offer of Company to act as an independent contractor to provide consulting services for Company on the terms and conditions specified in this Agreement. Consultant’s services may be terminated by either Consultant or Company at any time for any reason or no reason, with or without Cause (defined below), upon written notice to the other or without any notice upon the death of Consultant. The status of the consulting relationship may not be modified except by an agreement in writing signed by the President or Chief Executive Officer of Company and by Consultant, the terms of which must be approved in advance in writing by Company’s Board of Directors.

2. Term. This Agreement will commence on the Effective Date and shall terminate exactly two (2) years and six (6) months after commencement (“Term”). Consultant and Company understand and agree nothing Consultant or Company does during the Term can be construed to create an implied or express contract of employment contrary to this Agreement.

3. Description of Services of Consultant. Consultant’s schedule under this Agreement on a given day shall generally be subject to Consultant’s discretion provided Consultant and Company anticipate Consultant shall be available to work on such matters as the President of the Company may identify from time to time following reasonable notice. It is anticipated Consultant may be asked by the President of the Company to travel on occasion following reasonable notice to other locations including other offices of the Company and its subsidiaries both within and outside the United States. Consultant represents to Company that Consultant has no other outstanding commitments inconsistent with any of the terms of this Agreement or the services to be rendered under it. Upon the request of Company, Consultant agrees to testify in any proceeding designated by Company.

4. Compensation.

a. Consulting Fee. During the Term, Company agrees to pay Consultant a monthly consulting fee of Ten Thousand Dollars per month ($10,000) payable no less frequently than monthly. Company shall not be responsible for withholding income or other taxes from any fees or expenses paid to Consultant. Consultant shall be solely responsible for filing all returns and paying any income, social security or other tax levied upon or determined with respect to the payments made to Consultant pursuant to this Agreement.

b. Additional Benefits. During the Term, Consultant shall not be entitled to receive and/or participate in any benefits normally associated with his previous employment with Company. However, in consideration of Consultant terminating his employment with Company, terminating his Amended and Restated Employment Agreement dated effective January 30, 2004, and entering into this Agreement, Consultant will be entitled, during the Term, to receive continuing group health insurance coverage pursuant to COBRA and Company will pay directly to the provider on behalf of Consultant the first eighteen (18) months premiums for such continuation coverage. Company agrees, during the Term, to pay an additional twelve (12) months premiums following the first 18 months premiums if such coverage remains available to Consultant. In the event Consultant is not entitled to receive continuing group health insurance coverage pursuant to COBRA beyond the first 18 months of the Term, Company will provide to Consultant for a supplementary twelve (12) months as additional monthly compensation for the remaining Term, the same dollar amount per month expended on premiums for such continuation coverage in the first 18 months. In the event Consultant finds alternate employment following the Effective Date of this Agreement after which Consultant no longer requires COBRA continuation coverage, Company will have no further obligation to pay the balance of any such unused continuation coverage to Consultant.

c. Stock Options. Company and Consultant acknowledge and agree as of the Effective Date of this Agreement, Consultant holds the Incentive and Nonqualified stock options to buy shares of Company’s common stock in the amounts and subject to the terms and conditions set forth on attached and incorporated Exhibit A (collectively, the “Options”). Company and Consultant acknowledge and agree pursuant to the terms of the Options and the Company’s 1999 Omnibus Equity Incentive Plan under which the Options were granted, each of the Options will remain in effect and exercisable following Consultant’s change in status from an employee of Company to independent contractor under this Agreement as follows:

i. With respect to the Incentive Stock Option granted August 28, 2000, (40,000 shares outstanding, fully vested) and the Incentive Stock Option granted September 8, 2003, (24,427 shares outstanding, fully vested), Consultant may exercise these Incentive Stock Options within three (3) months from the Effective Date of this Agreement. To the extent Consultant does not exercise these Incentive Stock Options within three (3) months from the Effective Date, the Incentive Stock Options granted August 28, 2000, and September 8, 2003, shall terminate.

ii. With respect to the Incentive Stock Option granted September 8, 2003, (5,473 shares of which are outstanding, fully vested and now treated as a Nonqualified Stock Option), Consultant may exercise this Nonqualified Stock Option within three (3) months from the Effective Date of this Agreement. To the extent Consultant does not exercise this Nonqualified Stock Option within three (3) months from the Effective Date, the Nonqualified Stock Option granted September 8, 2003, shall terminate.

iii. With respect to the Incentive Stock Option granted January 30, 2004, (25,893 shares outstanding, fully vested and now treated as a Nonqualified Stock Option), Consultant may exercise this Nonqualified Stock Option by the option expiration date of January 29, 2009, or 12 months following termination of this Agreement, whichever date is earlier. To the extent Consultant does not exercise this Nonqualified Stock Option the earlier of January 29, 2009, or 12 months following termination of this Agreement, this Nonqualified Stock Option shall terminate.

iv. With respect to the Nonqualified Stock Option granted January 30, 2004, (34,107 shares outstanding, fully vested ), Consultant may exercise this Nonqualified Stock Option by the option expiration date of January 29, 2009, or 12 months following termination of this Agreement, whichever date is earlier. To the extent Consultant does not exercise this Nonqualified Stock Option the earlier of January 29, 2009, or 12 months following termination of this Agreement, this Nonqualified Stock Option shall terminate.

d. Expenses. Expenses incurred by Consultant in connection with services provided by Consultant and authorized in advance in writing by Company shall be reimbursed by Company to Consultant. Consultant acknowledges and agrees Consultant is solely responsible for procuring and paying for the services of any legal or other professional service necessary or appropriate for the performance of Consultant’s services.

e. No Other Compensation. Consultant acknowledges and agrees, except as expressly provided in this Agreement, Consultant is not entitled to any other compensation or benefits from the Company.

5. Termination of Agreement.

a. Due to Death. Consultant’s services shall terminate automatically in the event of Consultant’s death. Company shall have no obligation to Consultant or Consultant’s estate for payment of the monthly consulting fee or any other form of compensation or benefit other than amounts accrued through the date of Consultant’s death.

b. With Cause, No Compensation Due. Company may terminate this Agreement for Cause. For purposes of this Agreement, Cause shall mean the occurrence of one or more of the following events: (i) Consultant’s commission of any fraud against the Company; (ii) Consultant engaging in any conduct in breach of this Agreement; (iii) Consultant’s conviction of any crime involving moral turpitude; (iv) Consultant’s conviction of a violation of any state or federal law that could result in a material adverse impact upon the business of the Company, and (v) except as otherwise expressly permitted in this Agreement, Consultant engaging in other professional employment or consulting or directly or indirectly participating in or assisting any business that is a current or potential supplier, customer or competitor of the Company without first disclosing such relationships in advance in writing to the President of the Company. No compensation will be due to Consultant if this Agreement is terminated for Cause other than amounts accrued through the date of such termination.

c. Discontinuation of Services/Availability; No Compensation Due. This Agreement shall terminate automatically in the event Consultant elects to discontinue services or is no longer available or able to render services under the Agreement. Company shall have no obligation to Consultant for payment of the monthly consulting fee or any other form of compensation or benefit other than amounts accrued through the date of Consultant’s election to discontinue services or due to Consultant’s unavailability or inability to render services under the Agreement.

6. Termination Obligations.

a. Return of Company Property. Upon termination of this Agreement for any reason, Consultant agrees to return all Company Property to the Company promptly but in no event later than two (2) business days following termination of this Agreement. All equipment and all tangible and intangible information relating to Company, its employees, its customers and its vendors and business furnished to, obtained by, or prepared by Consultant or any other person during the course of or incident to the Term of this Agreement are and shall remain the sole property of Company (“Company Property”). For purposes of this Agreement, Company Property shall include, but not be limited to, computer equipment, books, manuals, records, reports, notes, correspondence, contracts, customer lists, business cards, advertising, sales, financial, personnel, operations, and manufacturing materials and information, data processing reports, computer programs, software, customer information and records, business records, price lists or information and samples and in each case shall include all copies thereof in any medium, including paper, electronic and magnetic media and all other forms of information storage.

b. Termination of Benefits. Unless otherwise set forth above, all benefits to which Consultant is otherwise entitled shall cease upon termination of this Agreement.

c. Consultant Cooperation. Following termination of this Agreement, Consultant shall cooperate fully with Company in all matters including but not limited to advising the Company of all pending work on behalf of the Company and the orderly transfer of work to employees or representatives of Company. Upon the request of Company, Consultant agrees to testify in any proceeding designated by Company and agrees to cooperate in the defense of any action brought by any third party against Company related in any way to Consultant’s services to Company during the Term. Company shall provide legal representation for Consultant in any such proceeding and shall reimburse reasonable expenses actually incurred by Consultant in connection with furnishing such testimony.

d. Survival of Obligations. Consultant’s obligations under this Section 6 shall survive termination of this Agreement.

7. Confidential Information, Third Party Information and Inventions.

a. Company Confidential Information. Consultant will not use or disclose Confidential Information or Company Property whether before, during or after the Term, except to the extent required to perform consulting services for Company or in accordance with instruction or authorization of Company, without prior written consent of Company or pursuant to process or requirements of law after Consultant has disclosed such process or requirements to Company so as to afford it the opportunity to seek appropriate relief therefrom. “Confidential Information” means any invention of any person in which Company has an interest and in addition means all information and material that is proprietary to Company whether or not marked as “confidential” or “proprietary” and which is disclosed to or obtained by Consultant that relates to Company’s past, present or future business activities. Confidential Information includes all information or materials prepared by, for or on behalf of Company and includes, without limitation, all of the following: designs, drawings, specifications, techniques, models, data, source code, object code, documentation, diagrams, flow charts, research, development, processes, procedures, “know-how,” new product or new technology information, product copies, development or marketing techniques and materials, development or marketing timetables, strategies and development plans, including trade names, trademarks, customer, supplier or personnel names and other information related to customers, suppliers or personnel, pricing policies, financial information, other information of a similar nature whether or not reduced to writing or other tangible form and any other trade secrets or nonpublic business information including Company Property. Confidential Information is to be broadly defined and includes all information that has or could have commercial value or other utility in the business in which the Company is engaged or contemplates engaging and all information of which the unauthorized disclosure could be detrimental to the interests of the Company whether or not such information is identified as Confidential Information by the Company.

b. Third Party Information. Consultant acknowledges during the Term of this Agreement he may have access to patent, copyright, confidential, trade secret or other proprietary information of third parties subject to restrictions on the use or disclosure by Company. During and following the Term of this Agreement, Consultant will not use or disclose any such information other than as consistent with the restrictions under this Agreement.

8. Competitive Activity. Consultant shall not be prevented from engaging anywhere, directly or indirectly (as a principal, shareholder, partner, director, manager, member, officer, agent, employee, consultant or otherwise), or be financially interested in any business including in a business involved in business activities that are the same as, similar to, or in competition with the business activities carried on by Company or any business that is a current or potential supplier, customer or competitor of Company; provided, however, that if such business is a current or potential supplier, customer or competitor of Company, Consultant shall advise the President of Company in writing of Consultant’s engagement or investment in such company as soon as reasonably practicable and, provided further, Consultant shall not use or disclose any Company Confidential Information, Company Property or Company trade secrets when engaging or investing in such competitive activities.

9. Interference with Company’s Business.

a. Notwithstanding any other provision of this Agreement, for a period of one year after termination of this Agreement, Consultant shall not, directly or indirectly, employ, solicit for employment or advise or recommend to any other person that such other person employ or solicit for employment any person employed or under contract (whether as a consultant, employee or otherwise) by or to Company.

b. Notwithstanding any other provision of this Agreement and to the fullest extent permitted by law, for a period of one year after termination of this Agreement Consultant shall not, directly or indirectly, solicit any clients or customers of Company. Consultant agrees such solicitation would necessarily involve disclosure or use of Confidential Information or Company Property in breach of this Agreement.

10. Independent Contractor. Consultant is and throughout this Agreement shall be an independent contractor under a “work for hire” agency arrangement and not an employee or partner of Company. All work product developed by Consultant shall be deemed owned and assigned to Company. This Agreement is not authority for Consultant to act for Company as its agent or make commitments for Company. Consultant shall, at Consultant’s sole expense and responsibility, provide all personnel, equipment and offices necessary to provide the services as well as any licenses and permits usual or necessary for providing the services referenced and contemplated in this Agreement. After consulting with the President of the Company, Consultant is responsible for the means and methods used in performing consulting services under this Agreement and for determining his own schedule. Consultant shall not be entitled to nor receive any benefit normally provided to Company employees such as, but not limited to, vacation payment, retirement, health care or sick pay.

a. Consultant agrees all right, title and interest in and to all original works of authorship produced by Consultant or composed in conjunction with services to be performed by Consultant for Company shall belong to Company and Company shall have the right to obtain registrations of copyright throughout the world. To the extent permitted by The Copyright Act (Title 17, United States Code), all works produced or composed under this Agreement shall be considered works made for hire and belong to Company. Consultant agrees to assign and does assign to Company its rights to all works of authorship produced or composed in connection with this Agreement. Consultant agrees to cooperate with Company to secure or protect Company’s interest in any copyright relating to this Agreement.

b. In consideration of this Agreement and without additional compensation, Consultant agrees to and does sell, assign and transfer to Company, its successors and assignees, the entire right, title and interest in and to all inventions, discoveries or improvements conceived or first actually reduced to practice in the performance of services arising out of this Agreement and to all applications for and Letters Patent covering same, as well as any reissues, divisions and extensions of said applications or Letters Patent. Consultant further agrees to furnish

Company with complete information on each such invention, discovery or improvement and to make, execute and deliver to Company all patents or patent applications as well as all papers, documents, affidavits, statements or other instruments in such form, terms and contents as required by Company in or incident to the prosecution of any applications for patent filed by Consultant or Company with respect to such inventions, discoveries or improvements or in the adjustment or settlement of any interference or other actions or proceedings in which such applications may become involved. Before final payment is made under this Agreement, Consultant shall furnish to Company either complete information with respect to inventions, discoveries or improvements conceived or actually reduced to practice in connection with services performed under this Agreement or provide a statement declaring no inventions, discoveries or improvements emanated from such services. Such information or statement shall be provided to Company pursuant to the notice provisions of this Agreement.

11. Taxes. Consultant shall pay all federal, state, local and other taxes due as a result of Consultant’s compensation under this Agreement including estimated taxes. Consultant agrees to defend, indemnify and hold harmless Company for any claims, losses, costs, fees, liabilities, damages or injuries threatened or suffered by Company arising out of or related to Consultant’s breach of this condition.

12. Representations and Warranties. Consultant represents and warrants; (a) Consultant has no obligations legal or otherwise inconsistent with the terms of this Agreement or with Consultant’s undertaking this relationship with Company, (b) to abide by all federal, state, local and all other laws, ordinances and regulations and to not violate any applicable law, rule or regulation or any proprietary or other right of any third party, (c) Consultant will not use in the performance of his responsibilities under this Agreement any confidential information or trade secrets of any other person or entity and (d) Consultant has not entered into or will enter into any agreement (whether oral or written) in conflict with this Agreement.

13. Indemnification. Consultant agrees to indemnify, defend and hold harmless Company from and against all claims, demands and actions and any liabilities, damages or expenses resulting therefrom, including court costs and reasonable attorney fees, arising out of or relating to services performed by Consultant under this Agreement or the representations and warranties made by Consultant under this Agreement. Consultant’s obligations under this Section shall survive the termination for any reason of this Agreement.

14. Arbitration. Any dispute, controversy or claim arising from, out of or in connection with or relating to this Agreement, or any breach or alleged breach of this Agreement, except allegations of violations of Federal or State securities laws, may upon the request of either party involved be submitted to Judicial Arbitration and Mediation Services, Inc., or any other organization utilizing retired judges as arbitrators, and settled by binding final arbitration in the City of San Diego, California (or at any other place or under any other form of binding arbitration mutually acceptable to the parties involved). The federal rules of evidence and discovery as applied in the Southern District of California shall apply to the arbitration proceeding. Any award rendered shall be final, binding and conclusive upon the Parties and shall be non-appealable and a judgment thereon may be entered in the highest court of the forum, state or federal, having jurisdiction. The expenses of the arbitration shall be awarded by the arbitrator to the prevailing party and any award may include the costs, fees and expenses of a party’s attorneys if the arbitrator expressly provides.

15. Release. This Agreement is intended to replace Consultant and Company’s current Amended and Restated Employment Agreement dated effective January 30, 2004. Consultant, in consideration of terminating his employment with Company and in consideration of replacing the Amended and Restated Employment Agreement dated effective January 30, 2004, with this Consulting Agreement is willing to enter into this release. Consultant and Company desire to settle and compromise all possible claims between them arising out of their relationship to date including Consultant’s former employment with Company and the termination of Consultant’s employment with the Company as of the Effective Date and to provide for a general release of all claims relating to termination of Consultant’s former employment and termination of the Amended and Restated Employment Agreement dated effective January 30, 2004. Consultant, in consideration of terminating his employment with Company on the Effective Date and in consideration of entering into this Consulting Agreement, further acknowledges and agrees as follows:

a. Consultant unconditionally, irrevocably and absolutely releases and discharges Company, its directors, officers, employees, volunteers, agents, attorneys, stockholders, insurers, successors and/or assigns and any related, parent or subsidiary entity, from all losses, liabilities, claims, demands, causes of action or suits of any type, whether in law or in equity, related directly or indirectly or in any way in connection with any transaction, affairs or occurrences between them to date, including, but not limited to, Consultant’s employment with the Company, the termination of said employment and the termination of the Amended and Restated Employment Agreement dated effective January 30, 2004 (“Released Claims”). Consultant agrees and understands this Agreement further applies without limitation to all wage claims, tort and/or contract claims, claims for wrongful termination and claims arising under Title VII of the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Equal Pay Act, the California Fair Employment and Housing Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the California Labor Code, all federal or state statutes or provisions governing discrimination in employment and the California Business and Professions Code.

b. Consultant irrevocably and absolutely agrees Consultant will not prosecute nor allow to be prosecuted on Consultant’s behalf in any administrative agency whether federal or state or in any court whether federal or state any claim or demand of any type related to the Released Claims and all other matters released above, it being an intention of the parties that with the execution by Consultant of this Agreement, Company, its officers, directors, employees, volunteers, agents, attorneys, stockholders, successors and/or assigns and all related, parent or subsidiary entities will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of Consultant related in any way to the Released Claims and all other released matters.

16. Civil Code Section 1542 Waiver. Consultant expressly accepts and assumes the risk that if facts with respect to matters covered by this Agreement and the Released Claims are found hereafter to be other than or different from the facts now believed or assumed to be true, this Agreement shall nevertheless remain effective. It is understood and agreed this Agreement shall constitute a general release and shall be effective as a full and final accord and satisfaction and as a bar to all actions, causes of action, costs, expenses, attorney fees, damages, claims and liabilities whatsoever, whether or not now known, suspected, claimed or concealed pertaining to the Released Claims. Consultant acknowledges Consultant is familiar with California Civil Code §1542, which provides and reads as follows:

“A general release does not extend to claims which the creditor does not know of or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Consultant expressly waives and relinquishes all rights or benefits Consultant may have under or which may be conferred upon Consultant by the provisions of California Civil Code §1542 as well as any other similar state or federal statute or common law principle to the fullest extent Consultant may lawfully waive such rights or benefits pertaining to the released claims. The releases contained in this Agreement, including the waiver under Civil Code §1542, expressly exclude the release of any future claims between Consultant and Company arising during the Term of this Agreement.

17. Miscellaneous Provisions.

a. Entire Agreement. This Agreement and any attachments and/or exhibits contains the entire agreement between the Parties. It supersedes all other agreements either oral or in writing between the Parties with respect to Consultant’s employment by the Company. Each party to this Agreement acknowledges no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, that are not included in this Agreement and each party acknowledges no other agreement, statement or promise not contained in this Agreement shall be valid or binding.

b. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California.

c. Severability. Should any part or provision of this Agreement be held by a court of competent jurisdiction to be illegal, unenforceable, invalid or void, the remaining provisions of this Agreement shall continue in full force and effect and the validity of the remaining provisions shall not be affected by such holding.

d. Attorneys Fees. If any arbitration or legal proceeding is brought to enforce, interpret or apply this Agreement, or because of an alleged breach, default or misrepresentation in connection with any provision of this Agreement or other dispute concerning this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys fees incurred in connection with such arbitration or legal proceeding. The term “prevailing party” shall mean the party which is entitled to recover its costs in the proceeding under applicable law or the party designated as such by the court or the arbitrator.

e. Interpretation. This Agreement shall be construed as a whole according to its fair meaning and not in favor of or against any party. By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Agreement. The headings and captions contained in this Agreement are for convenience of reference only and shall not constitute a part of this Agreement and shall not be used in the construction or interpretation of this Agreement.

f. Amendment; Waiver. This Agreement may not be modified or amended by oral agreement or course of conduct, but only by an agreement in writing signed by the President or Chief Executive Officer of the Company and Consultant, the terms of which were approved in advance in writing by the Company’s Board of Directors. The failure of either party at any time to require the performance by the other party of any provision shall in no way affect the full right to require such performance at any time thereafter nor shall the waiver by either party of a breach of any provision be taken or held to be a waiver of any succeeding breach of such provision or waiver of the provision itself or a waiver of any other provision of this Agreement.

g. Assignment. This Agreement is binding on and is for the benefit of the Parties and their respective successors, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by Company (except to an affiliate of the Company or to a person, as defined herein, in accordance with a Change in Control) or by Consultant.

h. No Restrictions; No Violation. Consultant represents and warrants that: (i) Consultant is not a party to any agreement that would restrict or prohibit Consultant from entering into this Agreement or performing fully Consultant’s obligations hereunder; and (ii) the execution by Consultant of this Agreement and the performance by Consultant of Consultant’s obligations and duties pursuant to this Agreement will not result in any breach of any other agreement to which Consultant is a party.

i. Counterparts. This Agreement may be executed in counterparts each of which will be deemed an original copy of this Agreement and all of which when taken together will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

j. Legal Representation; Independent Counsel. The law firm of Fisher Thurber LLP has prepared this Agreement on behalf of the Company based on the Company’s instructions. Fisher Thurber LLP does not represent any other party to this Agreement. In executing this Agreement, Consultant represents Consultant has neither requested nor been given legal advice or counsel by Fisher Thurber LLP or any of its attorneys. Consultant is aware of Consultant’s right to obtain separate legal counsel with respect to the negotiation and execution of this Agreement and acknowledges Fisher Thurber LLP has recommended that Consultant retain Consultant’s own counsel for such purpose. Consultant further acknowledges Consultant; (i) has read and understands this Agreement and its exhibits and attachments, (ii) has had the opportunity to retain separate counsel in connection with the negotiation and execution of this Agreement, and (iii) has relied on the advice of separate counsel with respect to this Agreement or made the conscious decision not to retain counsel in connection with the negotiation and execution of this Agreement.

k. Notice. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given upon (i) delivery by hand (with written confirmation of receipt), (ii) two business days after deposit with a nationally and internationally recognized overnight delivery service (receipt requested, delivery prepaid), or (iii) five (5) business days after deposit if sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient. Notices shall be sent in each case to the appropriate addresses indicated for each party below, or to such other addresses as a party may designate in writing by notice to the other party. If a specific contact person is designated in a provision, notice concerning the subject matter of such provision shall be directed to such person. The address or the name of any party or contact person or other number may be changed by sending notice in the manner set forth above:

If to NAI:	If to Dr. John A. Wise:

Natural Alternatives International, Inc.	Dr. John A. Wise
1185 Linda Vista Drive	1185 Linda Vista Dr.
San Marcos CA 92078	San Marcos, CA 92078
Attn: President or Chief Operating Officer

with a copy to:

Fisher Thurber LLP
4225 Executive Square, Suite 1600
La Jolla CA 92037
Attention: David A. Fisher

[signature page follows]

The Parties have executed this Agreement effective as of the Effective Date.

COMPANY		CONSULTANT

Natural Alternatives International, Inc., a Delaware corporation		Dr. John A. Wise, an individual

By:	/s/ Randell Weaver	/s/ Dr. John A. Wise
	Randell Weaver, President	Dr. John A. Wise

John A. Wise

Stock Options

Type of Security	Date of Issuance	Basis of Issuance	Date of Disposition	Basis of Disposition	Outstanding	Number
1992 Incentive Stock Option Plan – TERMINATED	9/9/93	Original Issue	9/8/98	Option Exercised	No	58,888

1992 Incentive Stock Option Plan – TERMINATED	9/9/93	Original Issue	6/30/98	Option Exercised	No	47,112

1992 Incentive Stock Option Plan – TERMINATED	1/21/98	Original Issue	1/20/03	Expired	No	45,000

1994 Nonqualified Stock Option Plan – TERMINATED	1/24/95	Original Issue	1/23/99	Expired	No	60,000

1999 Omnibus Equity Incentive Plan	2/10/00	Original Issue		Cancelled – terms of employment not met	No	20,000

1999 Omnibus Equity Incentive Plan	8/28/00	Original Issue			Yes	40,000

1999 Omnibus Equity Incentive Plan	8/20/02	Original Issue	9/25/06	Option Exercised	No	30,000

1999 Omnibus Equity Incentive Plan	9/8/03	Option Grant			Yes	5,473	*

1999 Omnibus Equity Incentive Plan	9/8/03	Original Issue			Yes	24,527

1999 Omnibus Equity Incentive Plan	1/30/04	Original Issue			Yes	34,107

1999 Omnibus Equity Incentive Plan	1/30/04	Original Issue			Yes	25,893	*
Total Outstanding Shares:						130,000

*	Now treated as a Nonqualified Stock Option

Company Name: Natural Alternatives International, Inc.

Exhibit A